Exhibit 99.1

Global Aircraft Solutions
Third Quarter 2005 Earnings
November 16, 2005


Operator:           Good afternoon ladies and gentlemen. My name is Natasha and
I will be your conference facilitator today. At this time I would like to welcome everyone to the Global Aircraft Solutions' Third Quarter 2005 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer period. If you would like to ask a question during this time, please press *, then the number 1 on your telephone keypad. If you'd like to withdraw your question, press the pound key. Thank you. It is now my pleasure to turn the floor over to your host, Alan Sheinwald of Alliance Advisors. Sir, you may begin your conference.

Alan Sheinwald:     Thank you and good afternoon. We'd like to thank everyone
for joining us today for Global Aircraft Solutions' Third Quarter 2005 Earnings Conference Call. Our call today will be hosted by Mr. Ian Herman, Chairman and CEO; Mr. John Sawyer, President; Mr. Gordon Hamilton, Director of Global Aircraft Solutions. Following management's discussion there will be a formal Q&A session open to participant on the call. If anyone participating on the call this afternoon does not have a copy of the earnings release, please contact our office at 914-244-0062.

                    Before we get started I'm going to review the company's Safe Harbor Statement. Statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events, and as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Certain statements made in the course of this conference call state Global's and management's intentions, hopes, goals, beliefs, expectations, projections, plans outlook or predictions of the future are forward looking statements These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. When used in this call, the words "anticipate", "could", "enable", "estimate", "intend", "expect", "believe", "potential", "will", "should", "project", "plan" and similar expressions, as they relate to Global Aircraft, intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by Global at this time. Such statements include: estimates of future performance such as future business prospects and performance in the fourth quarter of 2005; expectations of a steady flow of profitable aircraft trading opportunities which require maintenance and parts; the potential for 3.1 million in income from an interest in a joint venture; the intent to make application for listing on the AMEX; anticipation of greater visibility in revenues from enhanced earnings growth through expansion of aircraft trading; anticipation of sustained double digit growth of the overall top line year over year by 91%; expectation of revenue and earnings growth for the remainder of 2005 and into 2006; expectation of significant growth for wholly owned subsidiary World Jet Corporation; growth of services offered in the new Tijuana facility to Avolar; delivery of a minimum of two more aircraft to Avolar in the fourth quarter of 2005 and in the first quarter of 2006; commencement of services in December 2005 or January 2006 under the head of state contract for which revenues are expected in the first quarter of 2006; expectation of gaining greater visibility in the financial markets; growing the business to increase shareholder value; expectation of recouping the entire $2.9 million investment in the JetGlobal joint venture; the projection

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that Hamilton Aerospace has maintenance booked until August 2006; expectation of making $500,000 on an aircraft trade through JetGlobal; plan to minimize the growth of the labor force; projection of incremental increases in parts inventory sales over the next two-three quarters; anticipated lease revenue from Delta aircraft; expected closings of additional aircraft sales; and anticipated growth of the Lehman aircraft portfolio. These risks also include the economic health of the airline industry, demand for Global Aircraft services, competitive pricing pressures and the availability of necessary financing. In addition, other risks are more fully described in Global's public filings with the US Securities and Exchange Commission such as its 10KSB, 10QSB and 8K'S, which can be reviewed at www.sec.gov.

                    Gentlemen, congratulations on delivering an outstanding performance for the third quarter. I hope your momentum continues for an outstanding 2005 fiscal year. At this time I would like to turn the call over to Ian Herman, Chairman and CEO.

Ian Herman:         Thank you Alan. And thank you everyone for joining us this afternoon. The third quarter met our expectations and aligned us into an excellent position to surpass our goals for the remainder of the year. The third quarter marked a continuation of the positive Q1 and Q2 trends and we believe we are in a great position to step up the growth pace on the bottom line in Q4. Each division continued to grow and we expect this trend to persist. We continue to find cross-selling synergies and exploit newly developed relationships to expand our overall market penetration.

                    I want to take this opportunity to discuss the evolving nature of our business. As many of the long-term shareholders recall, we launched our company as a certified maintenance repair and overhaul operation in Tucson with a goal of expanding into aviation parts and aircraft trading. We felt then and we feel even more strongly today that these were three independent business divisions, which would feed off each other. While we have successfully demonstrated this model for the second year in a row, now with higher revenues and earnings, the biggest misconception in the marketplace continues to be that our aircraft trading business is a series of one-off transactions. This is simply not the case. Not only is our aircraft trading business a healthy, sustainable business model, but it has proven instrumental in providing business to our parts division, World Jet, and our maintenance division, Hamilton Aerospace. As we continue to expand our relationships with recognized industry leaders such as BCI International Leasing and Lehman Brothers amongst others, we expect to see a steady flow of profitable trading opportunities, which require maintenance and parts prior to the aircraft being delivered to its new owner.

                    An extremely exciting development that we would like to publicly announce now is that our joint venture company, Jetglobal LLC, formed by Global and BCI, has entered into an aircraft sale and purchase agreement with Aviation Finance Group LLC to sell them 12 of the 26 Boeing 737-200 aircraft purchased by Jetglobal on September the 2nd, 2005 from Jetran International. This agreement constitutes a material event for Global in that the sale of the 12 aircrafts sold under the agreement will potentially generate $3.1 million in income, representing 30% of the joint venture for Global during the fourth quarter of 2005 and the first quarter of 2006, assuming of course that all of the terms and conditions of the agreement are satisfied in full.

                    This change in our mix of business has already led to several changes in our balance sheet. Our growth and support by shareholders enabled Global to have a warrant for 7.2 million shares exercised, providing us

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with $4.9 million of equity financing. We immediately extinguished our long-term debt and made a capital investment in our BCI joint venture, Jetglobal, owning a 30% stake in the 26 aircraft previously discussed. Our Jetglobal joint venture with BCI has been booked on the balance sheet as a $2.9 million equity investment since we do not control the LLC but we exert significant influence on the business. Global will record the investments at cost, plus advances, and the company's share of earnings less distributions.

                    The company's balance sheet also reflects the reclassification of $2.5 million of inventory, to inventory non-current. This is a substantial increase over the December 31st, 2004 reclassification of $212,500 and is largely due to the unsold World Jet inventory acquired as part of the World Jet purchase on January the 1st, 2004. This was required by the SEC; even though the inventory is already written down to pennies on the dollar. The two investments have added $5.4 million to our non-current asset base. Our overall assets grew to $24.5 million as of the 30th of September from $12.0 million a quarter ago.

                    Our record business growth, strengthening balance sheet and share appreciation has enabled us to begin preparing for our move to the American Stock Exchange. We intend on having our application filed within a week and while we cannot guarantee our listing, but we are hopeful that we will begin trading on the American Stock Exchange prior to the end of 2005. Our goal remains to become a NASDAQ nationally listed company. However, we feel that this application is a necessary stepping-stone and we are excited to move up our listing to AMEX.

                    We anticipate greater visibility in our revenues as we enhance our earnings growth through the expansion of our aircraft trading business and anticipate the company's sustained double-digit growth of the overall top line year-over-year by 91%. Albeit, our overall bottom line profits slightly exceed the third quarter of 2004, we believe that when examining our EBITDA, compared to last year, and of course adjusting for a one-time extraordinary gain in 2004, that our margins remain strong. We continue to enjoy rapid growth in our revenues and earnings as the quarter came to an end and we expect the trend to continue throughout the remainder of 2005 and into 2006.

                    We have focused our energy on retaining higher margin maintenance business, which I will discuss shortly, and have expanded relationships to drive our overall company performance through aircraft and parts trading. To date, we have executed our strategy with a high level of success and have great confidence in our expected progress.

                    I will now discuss the third quarter and the nine months results in greater detail and follow with an outlook for the remainder of 2005.

                    I will start with the third quarter summary. Global's operating revenues for the three months ended September 30th, 2005 were $15.4 million, an increase of 91% over the $8.1 million for the three months ended September 30th, 2004. Gross profit for the third quarter of 2005 was $3.2 million, an increase of 71% over the $1.9 million gross profit for the third quarter of 2004. Gain from operations for the third quarter of 2005 was $957,084 versus $54,264 in the third quarter of 2004. This earnings number included $2.3

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million of SG&A. While the SG&A has grown $500,000 from last quarter, it is important to recognize that we paid $720,000 in aircraft trading commissions in Q3, up from 100,000 in Q2 of 2005. As aircraft trading grows, the SG&A will reflect all commissions paid. The company reported a pre-tax profit of $954,509 this quarter, versus $638,061 in Q3 of 2004, an increase of 50%.

                    Net profit for the quarter was $661,243, $0.02 a share diluted, versus $638,061 $0.02 a share diluted) in Q3 of 2004. The compilation of earnings per share was done utilizing 38,322,198 common shares outstanding with the weighted average shares being 32,301,506 and the fully diluted shares being 33,777,334 at September the 30th, 2005. It should be noted that GACF had estimated taxes for the first time as a public company of $293,266, as all tax loss carry forwards were exhausted in this quarter. Additionally, Q3 of 2004 included a one-time extraordinary gain of $607,194, while Q3 of 2005 had no one-time events. Adjusting for the one-time event, 2004 Q3 pre-tax profit would have been only $30,867 versus 954,509 in Q3 of 2005. When the extraordinary income is excluded, EBITDA for the third quarter of 2005 increased 305% on a comparable basis over the third quarter of 2004 to $1,272,233 from $313,813. Capital expenditures for the quarter were $150,665 compared to $13,028 in the third quarter of 2004. Hamilton Aerospace, a wholly owned subsidiary of Global Aircraft Solutions, contributed $4.2 million in revenue for the quarter and a net loss of $365,000.

                    It's important to understand the nature of our all-inclusive aircraft trading business to understand why the financial performance of our maintenance division was hindered this quarter. While the transactions as a whole were successful, many of the aircraft trading transactions required an all-inclusive price for the aircraft, maintenance, parts and delivery of the aircraft in the condition required by our contract with the clients. We believe most of the loss in Hamilton Aerospace is attributable to how management allocated revenues from these aircraft trading transactions that require maintenance, even though the transactions were profitable. In order to minimize maintenance costs in our in-house aircraft trading transaction, Global has been setting aggressive budgets to Hamilton Aerospace for the aircraft maintenance portion of those transactions. As a consequence, Global's aircraft trading segment has been garnering profits that could have been allocated to Hamilton Aerospace. While Global still intends to ensure that Hamilton Aerospace delivers all in-house aircraft trading maintenance work as cost effectively as possible, management has decided that on all future in-house aircraft maintenance projects, that Hamilton Aerospace will bill Global on a cost-plus basis to serve as to more accurately account for the contribution by Hamilton Aerospace to the success of the deal versus the profit generated by the trading portion of a given transaction.

                    World Jet, another wholly owned subsidiary, contributed $3.3 million in revenue and net income of 569,000. We continue to see steady growth in the earnings of this division. The parent company, Global, contributed $8.7 million in revenues for the quarter and a net income of 751,000 through aircraft trading activities. We expect there to be significant growth going forward in this division because they are the most profitable division going forward.

                    I'll now turn to the nine-month summary. Global's operating revenues for the nine months ended September the 30th, 2005 were $32.9 million, an increase of 97% over the $16.7 million for the nine months ended September the 30th, 2004. Gross profit for the nine months of 2005 were $7.9 million, an

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increase of 62% over the $4.9 million gross profit for the first half of 2004.
Gain from operations, the first nine months of 2005 was $2,286,173 versus $1,150,351 for the first nine months of 2004, an increase of 99%. Net profit for the first nine months of 2005 was $2,001,502 versus $2,155,807 for the nine months of 2004. However, 2005 results included $293,356 of estimated taxes, and there were one-time extraordinary gains in the amount of $1,144,502 during the first nine months of 2004, while there were no extraordinary or exceptional events to report during the first nine months of 2005. On a comparative basis with the 2004 one-time gains taken out, the pre-tax earnings for 2005 was $2,294,858, while 2004 would have been $1,011,305, reflecting an improvement in profitability of 127%. We would like to point out that this shows an improvement in pre-tax profit margins from 6% in the first nine months of 2004 to 7% in the first nine months of 2005. Using the same apples-to-apples comparison, EBITDA for the first nine months of 2005 is $2.9 million versus 1.6 million a year ago, representing an increase of 78%. Capital expenditures for the first nine months of 2005 were $221,746 compared to $1,251,865 in the first nine months of 2004.

                    I'll now turn to Global's balance sheet. The balance sheet continues to strengthen during 2005 to a combination of equity funding, undervalued asset acquisition and earnings. During this time frame, we have increased total assets to $24.5 million from $11.8 million at the end of 2004 and stockholders equity have increased to $12.8 million from $6.1 million as of December 31st, 2004. The accounts receivable stood at $7.7 million, up significantly from last quarter due to pure aircraft sales completed during the quarter.

                    It should also be apparent that our accounts payable improved significantly to $10.4 million due to two significant events. One event is the purchase of an aircraft for a quick resale, which incurred a $6.2 million liability. The second event is the acquisition of the former US Air consignment inventory from Jetran to $2.9 million. Although we have a no-risk consignment arrangement for 40% of gross profit on all parts sold, after moving and cataloguing the entire inventory in Tucson, management felt very strongly that this investment provided significant upside potential for return on investment to shareholders as we now go on a 100% of profits on all sales.

                    On September the 30th, 2004, the company stock closed at $0.54 a share. On September the 30th, 2005, it closed at $1.56 per share. Today is trading at similar levels and a market capitalization in excess of $57 million. We remain focused on our strategy of favoring performance and profitability over growth-for-growth sake and the market is rewarding the company for this mindset. We have seen our stake in the aerospace industry market grow as our reputation for delivering great service, as promised, gains worldwide recognition. The demand for our services has facilitated our outstanding growth to date. We look forward to reporting to you on the growth of our services being offered in our new Tijuana facility, to Avolar, amongst others.

                    During the third quarter of 2005, we also added additional prime customers to our growing customer base, including Air Malawi, Jet Partners, Sosoliso Airlines, American Aviation International Parts and Avcorp; while strengthening our current relationships by extending our service agreements.

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                    Additionally, we would like to provide you with an update on several key new business announcements. As you know, Avolar was launched in the third quarter. We've performed the maintenance and delivered one aircraft in the third quarter, which represented nominal revenues, but they were all profitable. During the current quarter, we will work on and deliver two additional aircrafts and a minimum of two more in the first quarter of 2006. As you may recall, each aircraft launched represents incremental revenue to Global as we are a very exclusive maintenance provider. On September 27th, we announced the sale of a 737-300 aircraft to the United Arab Emirates for in excess of $7.5 million. This transaction has been successfully completed and is included in the third quarter. We also discussed a head of state contract earlier this year. We will begin providing services again under this contract in late December with most of the work being done in January; therefore, we expect almost all of the revenue from this new work in Q1 of 2006. The combined efforts, coupled with our exploit in aircraft trading discussed above, it should further our growth initiative.

                    In summary, I would like to commend our team for delivering another positively executed quarter for our shareholders. Our overall combined operations are setting significant milestones as we continue our growth initiative and fully utilize our management expertise to source new synergistic growth opportunities. Global has executed our promise to deliver the continued core business growth momentum in revenue and sustained profitability. We believe we have positioned the company with the essential elements necessary to gain greater visibility in the financial markets. Our focus remains on delivering a healthy combination of organic growth and related business synergies to expand our business, ultimately contributing to increase shareholder value.

                    I would like to thank everyone for joining the call today. That concludes my formal comments. At this time, we would like to take your questions.

OPERATOR:
---------

Thank you. Ladies and gentlemen, at this time we will be conducting a question-and-answer session. If you would like to ask a question, please press star-1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-2 if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment, please, while we poll for questions.

Alan Sheinwald:     You have two questions.

Ian Herman:         There are two questions?  Hello?

Operator:           Your first question comes from Dan Travers with Brencourt
Advisors.

Dan Travers:        Hi guys.  Great quarter.

Ian Herman:         Thanks Dan.

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Dan Travers:        Two questions. Could you clarify? You mentioned and I don't quite understand, as far as the consignment deal on the parts, that you acquired, you own that entire inventory now?

Ian Herman:         Yes, we do.

Dan Travers:        You bought out your partner?

Ian Herman:         Yes, we did.

Dan Travers:        For 2.9 million?

Ian Herman:         Yes, we did.

Dan Travers:        That number sounds surprisingly low. Given all the value
that I assume that you recognized and then I have to assume your partner recognized.

Ian Herman:         He preferred to take the cash for a quick deal.

Dan Travers:        Yes, but my question is that given the kind of value in that inventory that we had spoken about and then having a 60% interest, I would have imagined that they would have expected a vastly greater number for their 60% interest in 2.9 million.

John Sawyer:        Hey Dan.

Dan Travers:        Yeah.

John Sawyer:        Dan, it is John Sawyer. Basically it was a timing issue.
Jetran, the two partners, decided to split their partnership up and they needed to raise capital to do so. So they were liquidating assets, so we were able to step in and negotiate that from originally it was a $5.5 million purchase price down to 2.9. It's all about timing.

Dan Travers:        OK.

Ian Herman:         The purchase price is essentially pennies on the dollar, so we expect World Jet to do very well from the sale of the parts.

Dan Travers:        Are your expectations for the value of those parts
consistent with what you previously thought when we first started speaking to you a number of months back?

Ian Herman:         Yes, I think as we probably told you, one of our issues was that when we went to inspect the parts in the warehouse in Miami, we could not reconcile their listings on their computer systems with what we found in the warehouse on a spot check and that's why we decided going in that we would not negotiate the price to buy the inventory. And that we would take it out to Tucson, inventory it ourselves, and then assess what we thought we had. We have done that. As John has just pointed out, because Jetran's own partnership was going through a liquidation process, the partners were splitting up, they wanted to cash out of everything. We were given an opportunity essentially to pay far less. In the early Miami days, they were negotiating I think, John, round about the 8 or $9.0 million level.

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John Sawyer:        Right. Prior to moving the inventory, the number was 5.5 and that is what is taking us so long to get this inventory moving. We had to get it re-inventoried, re-catalogued and we are still processing. We are only up to about 65% of the line items right now. It is an ongoing event everyday.

Dan Travers:

                    How much revenue did you get from that inventory in the third quarter?

John Sawyer:        It ran approximately around $100,000 per month.

Dan Travers:        OK.

John Sawyer:        And we're just barely starting to sell it. It is now just
starting to really take off for us.

Dan Travers:        OK.  I have another question on the Account payable numbers.

Ian Herman:         Right.

Dan Travers:        So there were these two things. And that one of it you said was purchase of an aircraft for quick resale, and if I would understand the accounting, you bought it then paid for it. You should have a corresponding inventory item for that airplane, is that in the 5.3 million inventory number?

Ian Herman:         I don't believe so.

John Sawyer:        Ian, that number would be reflected in the accounts
receivable, if a portion of the cash did come in, but much of it did. We have about 7.4 million I believe on the accounts receivable which is also up dramatically.

Ian Herman:         Yes, there's also substantial increase in that.

Dan Travers:        So the whole thing, it reflects the trade that I guess
hasn't closed or hasn't settled.

Ian Herman:         That's right.  That's why it's showed in that way.

Dan Travers:        OK.

John Sawyer:        And there's still remaining money in escrow that we're
collecting.

Dan Travers:        OK.  All right.  That's it.  For now, I'll let someone else, if there is someone else.

Ian Herman:         OK.  Thanks.  I appreciate the question.

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Dan Travers:        Sure.

Operator:           Your next question is coming from Steve Mazur with CRT
Capital.

Steve Mazur:        Hey guys. I had a continuation on Dan's question. So how
much money will you make on that one trade? I was trying to figure out why the big jump in payables and the offset on the receivables side, so I see there's a gain over there, just wondered if you could quantify that. The second question is basically based upon the announcement that you made after the close regarding the JV and the $3.1 million net income that you'll get from 12 of those planes, how much capital did we put into this JV? In other words, I am trying to calculate the return on that. It sounds like you're going to make $3.1 million as part of your percentage or the 30% of the JV for 12 of the 20 planes, which means there is another 16 more planes to sell, how much money did we put into this thing here? And how much money have we made so far? Have we got our investment back already on this 3.1 million and the rest would be pure profit? Or what's the story there?

Ian Herman:         That's 100% correct.  We put in 2.9 into the JV and we're
going to get it all back.

John Sawyer:        We get the 2.9 back plus we will have made 3. Basically, the way the bill is structured, the simple way of understanding it is that the first 12 airplanes paid for the entire group of 26. There are two ways of looking at it or you can look at it simply on a 12 airplane flip and we would make 3.1 million, if you look at what we're making on the individual units.

Steve Mazur:        Does the 3.1 include the profit from the maintenance or is that basically just for the trade itself?

Ian Herman:         That's strictly for the trade. The maintenance is on top of that and we're just contracting the maintenance now. Maintenance hasn't even begun.

Steve Mazur:        So the maintenance will be some type of contract associated with the life of the plane? If the plane's being leased, it's a long-term contract associated with each plane?

John Sawyer:        No the company that bought the aircraft has their own
maintenance facility.

Steve Mazur:        Right.  Got you.

John Sawyer:        They chose to contract with Hamilton Aerospace at first
because they are using their own facility. And the way the structure is, is that as they take the aircraft down, which they are doing now, they will input those aircraft up in a two aircraft line nose to tail. And we will do the maintenance starting with the first airplane 30 days from yesterday.

Steve Mazur:        So, it sounds like maintenance should be pretty busy
considering you have got these planes coming in to head of state contract that was worth like 7.5 million so that's going to just start probably in '06, right? So I mean you signed up four or five new relationships and you're continuing your old relationships so it has to be pretty busy.

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John Sawyer:        Yeah, we're booked out right now till August of '06.

Steve Mazur:        Got you.

Ian Herman:         But what was your first question Steve?

Steve Mazur:

                    My first question there if the one-off trade that hasn't settled yet, which kind of distorted the balance sheet, I was wondering where the $10.4 million in payables came from? And I noticed that you have an unsettled trade from that one-off trade that you did.

Ian Herman:         That's just because of the balance sheet date.

Steve Mazur:        Right.  How much are we going to make on that trade?

John Sawyer:        Should be approximately $0.5 million.

Steve Mazur:        Got you.  OK.  Let's see.  I think I understand a lot of
it now.  OK.  Thanks guys.

Ian Herman:         Thank you Steve.

Operator:           Your next question is coming from Kevin Murphy with CR
Capital.

Kevin Murphy:       Yes, my question was going over the results about the
inventory and how that deal was structured to grab the other 60% that you hadn't already had?

Ian Herman:         OK.  So we answered your question Kevin?

Kevin Murphy:       Yes.  Thanks.

Ian Herman:         OK.  Thank you.

Operator:           Your next question is coming from Joseph Loancizk with
Pioneer Valley.

Joseph Loancizk:    Good afternoon gentlemen and congratulations on the great
growth.

Ian Herman:         Thank you very much.

Joseph Loancizk:    As a long time investor and follower of the company, I just want to congratulate you on keeping all your promises. The growth has just been phenomenal. Two questions concerning this year, have you anticipated work force growth again as we had last year, where you had to hire a larger force and bring those people in or is the current work force enough to handle what you have?

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John Sawyer:        You know that's an excellent question. The way we are
pursuing things is, we are going to continue because our customers are, since they are not typical airlines, able to integrate these airplanes and we have a little bit more of a schedule, more I guess room in our schedule to move things around.

Joseph Loancizk:    OK.

John Sawyer:        But we are going to continue with our current work force.
For every billable hour, we want to have basically a half a man on that and that way we're always running basically 150% or higher so that we don't have an issue with if we run into a work stoppage for parts or something like that. So efficiency is really growing based on that. And it would be a problem if we were doing nose to tail work like for an airline where schedule is very important and schedule isn't, we have the benefit of doing that. So it really works well. So our plan is to minimize the growth from the labor side because that's our greatest expense and we want to keep that under control.

Joseph Loancizk:    Right. And in terms of the inventory, when do you anticipate that all being logged in and then after that, do you think you'll be able to give us a better understanding of the potential value based on current prices of parts that you see?

John Sawyer:        Yes, what we ran up against approximately 300,000 individual line items and pieces. We ended up having a basis in these parts of $4.00 and what we found is that it's costing us more money to catalogue it than the value that we have in it. And we were running up into a problem where our expenses were exceeding our sales initially from the point of cataloguing this. We have now got a good momentum with the sales. We're going to, as they say, light a fire under this. Because that's one of the reasons we took a $250,000 hit in the third quarter that went against inventorying this stuff we've really sold out of that inventory. So it's going to incrementally increase here over the next probably two or three quarters.

Joseph Loancizk:    Great. And one or actually two final questions if you don't mind. In terms of the airlines industry, seemingly to have strengthened say, the past quarter, have you seen the anticipation of airlines doing better impacting the business?

John Sawyer:        Well, we're kind of counter cyclical to the airline industry and we've found a niche that when times are tough for the airlines we have guys that come in and want to buy these assets and take advantage of the low cost. When the airlines are doing well then we can really feed out of both troughs. So we're fine either way. Obviously, we want to see the industry recover because it's just good for everyone. But either way, we'll take it.

Joseph Loancizk:    OK. And then one final question. I am very excited to hear about the move or the anticipated move to the AMEX and then to the NASDAQ, in terms of that is anything in terms of road shows planned or visibility?

Ian Herman:         Yes, there is. And I'm planning to be in Dallas in the early part of December and out on the West Coast in the early part of January and obviously back to New York. So we're going to have a push on that.

Joseph Loancizk:    I look forward to that.  Thank you very much for your time.

Ian Herman:         Well, thank you.

Operator:           Your next question comes from Scott Mackay with Hatteras
Investments.

Scott Mackay:       Good afternoon gentlemen.  Good quarter.

Ian Herman:         Thank you Scott.

Scott Mackay:       Just one quick question. Most of my questions were answered, but how big is the market for narrow body aircraft trading? I know it's hard to get your arms around that, but we're just trying to figure out what you guys are capable of with limited resources to do in that area.

Ian Herman:         Well, in the cycle, whether you're in a growing cycle or a declining cycle, there are always several thousand aircraft of varying types. And you're saying narrow bodies; I don't think that I can answer that precisely. John may have a better answer. But certainly, really to back up our belief that aircraft trading is an ongoing business, you have to look at the numbers of aircraft that are parked throughout the cycle and at any given time, there are always several thousand aircraft in the parking lot, as it were, so that gives us an opportunity whether the industry is doing well or doing badly to trade in the aircraft.

John Sawyer:        I'll give you guys an example. On the 26 aircraft we
purchased for Delta, for every airplane we have three customers. We're to the point where customers literally want to arm wrestle over the airplanes. So the demand is definitely there. Right up from 9/11 to, I'd say summer of 2002, a 737-200 had dropped down and delivered with a fresh check and we were delivering about $1.6 million. We're delivering the same airplanes now. 18 months later, 2 years later, we're right at $3.4 million. And we're still buying the aircraft for the same prices that we were buying them post 911. So it's really not as much about the cycle as it is about being able to buy the aircraft right at the beginning. It's, business 101. You buy low, sell high and that's where we're at. We just have the relationships to go in and buy multiple units that have been the airlines biggest problem. Over the years, they've been over-maintaining everything. They over-maintain their labor. They over-maintain their assets. So we're just taking the benefit of that and Global's getting the pure benefit of that through like this 26 aircraft Delta trade.

Scott Mackay:       OK.  Thank you.  That's helpful.

John Sawyer:        You bet.

Scott Mackay:       Lastly, I know it's hard to quantify, but you were saying
you were doing roughly 100,000 a month for the Jetran parts in the third quarter; can you discuss kind of where you think that will go over the next 12 to 18 months? Is it 200,000 a month, 300,000 a month? We're just trying to put a handle on that.

Ian Herman:         From an analyst's standpoint, you want to try and do that, but as John says, we're going to light a fire under the sales group as World Jet starts to become more aggressive and obviously we've still got quite a number of parts to catalogue.

John Sawyer:        I will tell you that what we are looking at is potentially, because with World Jet we've overwhelmed that company with supporting our own internal operations between all our integrations, looking at maybe making that inventory a separate operation, where we've put staffing in there that just focuses on moving that inventory. We think we may be able to do a better job of moving that inventory in packages to increase the revenue there.

Scott Mackay:       OK.  Well, thanks.  That's all I have and we look forward to hearing about the fourth quarter.

Ian Herman:         Thank you.

Scott Mackay:       Thank you.

Operator:           Once again, if you do have a question,  you may press *,
then the number 1 on your telephone keypad at this time. Your next question is coming from Dan Travers with Brencourt Advisors.

Dan Travers:        Yeah.  Hi again.

Ian Herman:         Hi Dan.

Dan Travers:        Just a quick question, on the accounting for the Jet Global investment, the amount was a 1.125 million was the investment, I thought, and then but it shows up on the balance sheet...

Ian Herman:         Yeah, the initial investment was that, but we also made
further investments as we draw down the aircraft.

Dan Travers:        Oh, OK.  So...

Ian Herman:         We've got 2.9 in this at the moment.

John Sawyer:        The way the deal was constructed, just so you know, there
are two groups of aircraft. The group one airplanes were 14 aircraft that are all currently parked and we've closed on seven of those aircraft, even though we sold 12 of them, we've only closed technically, it was seven of them. We've also sold the additional two already. All 14 of those aircraft are already sold. We have a purchase agreement on all 14 of them. And we're in the process of just finalizing. And as the remaining airplanes are coming out of Delta, we'll be closing down on those in the coming probably two weeks and then those aircraft will then be brought along and sold to the 14 people that have already purchased them or the three groups. One is buying 12 and then the two single aircraft. On the remaining 12, Delta has reaffirmed the leases on those aircraft and based on if we want to draw down -- if we want to continue to allow them to lease them until the return date in '07, if we do we'll get a revenue stream off of that for the next 12 months. And that revenue starts in March of '06. So we'll start recognizing that in the second quarter of '06.

Dan Travers:        OK. Now, and just to clarify again, the initial investment of 1.1 million, what was that for in distinction to the balance of the money that brought it up to 2.9?

John Sawyer:        They are deposits paid on all 26 airplanes. So the initial
1.1 was 70% of the -- I mean 45% I apologize, 'cause we only paid 25% even though we own 30% of the partnership. We get the other 5% from being the technical lead; we got that for free, for basically bringing the deal. But that was the initial deposit for all the aircraft and as we've paid additional money as we've drawn down on individual aircraft and closed on those and those are the seven I just spoke about. So our total investment right now is right around 2.9 million that we have in through the physical airplanes.

Dan Travers:        And how many airplanes does...

John Sawyer:        That represents 26 airplanes and different deposits on each and the purchase of aircraft in full.

Dan Travers:        OK.  And...

Ian Herman:         Obviously, our partner BCI has put in 75% of the money.

Dan Travers:        Right. OK. Another question, on Avolar, perhaps you'd
mention how much you expect it to make per aircraft from that deal? Can you remind me of what that number was? And is that what you're recognizing now, as you start actually delivering?

John Sawyer:        Well, the number we discussed initially deals with more than just the line maintenance. As these airplanes are coming into the fleet, they're coming in basically already heavy checked, so the initial airplanes fly I think we've got a burn out of about 10 months till they go into heavy check based on their utilization. So as we add airplanes in the line maintenance portion of that grows and we're billing at the rate of about for labor, right under $100,000 per month per aircraft. And that's very profitable for us because we're doing that at a very high rate.

Dan Travers:        Yeah, what kind of margin do you make on that?

John Sawyer:        It's running somewhere around 20%

Dan Travers:        That's like an operating margin?

John Sawyer:        The gross margin on that is about 45%.

Dan Travers:        OK. And as far as you're thinking about taxes going forward, should we just be thinking of applying a sort of typical corporate rate to your pre-tax income or would it be any different than that?

Ian Herman:         I would say based on being a small public company, yes.

Dan Travers:        OK.  That's it guys.  Thanks.

John Sawyer:        Thank you.

Ian Herman:         Thank you.

Operator:           Your next question comes from Scott Mackay with Hatteras
Investments.

Scott Mackay:       Hi guys. One quick follow up. The $500,000 roughly that you made on the aircraft trade, was that a third quarter event or is that going to be a fourth quarter event?

Ian Herman:         That was in the third quarter.

Scott Mackay:       So it's realized on the third?

John Sawyer:        Which one, I'm sorry?

Scott Mackay:       The aircraft trade that was.

Ian Herman:         Is it the Lehman deal?

Scott Mackay:       Yeah, that's still on the AR.

John Sawyer:        It'll be recognized in both quarters.

Scott Mackay:       OK.  So a bit of both?

John Sawyer:        Yes.

Scott Mackay:       OK.  Thank you.

John Sawyer:        You bet.

Operator:           Once again, if you do have a question, you may press *, then the number 1 on your telephone keypad at this time. Your next question is coming from Dan Travers with Brencourt Advisors.

Dan Travers:        Yeah, hi again. Just reminded me, mentioning Lehman, you've referred to developing a relationship there, and I guess now you've just told us it's in connection with that, that one trade at least initially, can you elaborate? I had the impression here you've got a relationship going here, can you just tell us the nature of it, what you've got going, what you're expecting?

John Sawyer:        Well obviously, we're moving into a technical role with
those guys, where we currently have nine of their additional aircraft stored here, their 737-300s and 400s. The three 400s are the only 400s currently in the world that are parked. So we're in a marketing role on those aircraft right now and a maintenance role. And as the sales are firming up here, we will then be negotiating moving forward with doing the heavy checks on those aircraft or in some case, maybe purchasing those aircraft and reselling them.

Dan Travers:        OK.  Thanks.  Now is that what you've got going right now...

John Sawyer:        Right. And then we're looking at other aircraft with them as we speak as they're continuing to grow their portfolio.

Dan Travers:        What entity, what part of Lehman is this exactly that you're dealing with?

John Sawyer:        It's a partnership of Jetran along with Lehman, called Jet
Partners.

Dan Travers:        OK.  All right.  Thanks.

John Sawyer:        You bet.

Operator:           Your next question is coming from a private investor, Barry
Ellin.

Barry Ellin:        Yes, hi guys.

Ian Herman:         Hi Barry.

Barry Ellin:        Well, I was hoping for more in earnings per share this
quarter, but now that I hear about your future, I'm not disappointed. I wanted to ask you, what's the fully diluted share count going to be in the fourth quarter?

Ian Herman:         In the fourth quarter?

Barry Ellin:        Yes.

Ian Herman:         I'm not sure we can answer that, can we?

Alan Sheinwald:     We cannot answer that based on the fact that there are
warrants and it has to do with the average share price and the formulation by the auditors after December 31st.

Barry Ellin:        Did you sell 10 million. There were 10 million shares
exercised recently or something like that, is that accurate?

Ian Herman:         No, it was 7.2 million.

Barry Ellin:        Oh OK.  I thought in addition to the 7.2 there was another
10 million?

Ian Herman:         That's right. Well, the stockholder, Barron Partners, also placed his common stock at the same time as he exercised his warrant.

Barry Ellin:        So am I right in assuming that the potential full dilution could be the 38 million plus another 10 million by the end of the year?

Ian Herman:         It's possible. It all depends on the stock price and if the stock price reaches I think it is $2.04, we can call it.

Barry Ellin:        Oh, I see.  OK, you could call the entire 10 million?

John Sawyer:        Yes.

Ian Herman:         Yes.  We can call all the remaining warrants.

Barry Ellin:        Oh, so you might never have to use a 48 million fully
diluted figure if you call those warrants?

Ian Herman:         Well, if you call the warrants then what happens is we get the cash.

Barry Ellin:        When you say call the warrants; I was thinking you meant buy back the stock, do you mean there still would be 48 million shares outstanding at that time?

Ian Herman:         Exactly.

Barry Ellin:        OK. And the last question I wanted to ask you, what is the profit percentage on the airplane maintenance from the Mexican airline? Someone might have asked it, but I missed it. I was just wondering what your, if you could give me your pre-tax or I don't know how to ask the question, but you know what I mean, the profit on basically after your cost for the maintenance, what would your profit be from each plane?

John Sawyer:        Well, I think we're trying to maintain a margin after
everything of around 20%.

Barry Ellin:        OK, I heard you say that before.  I wasn't sure if it was
about  that.  So that's for the Mexican
airlines?

John Sawyer:        That's correct.

Barry Ellin:        And you said there is going to be two more planes in the
December quarter?

John Sawyer:        Right. We're adding those airplanes in the next three weeks.

Barry Ellin:        That's great. I'll tell you something, this sounds
incredible guys. I've got to tell you, as a private investor, I'm really understanding and the potential here is unreal. I am very excited. Anyway good luck to you all and thanks.

John Sawyer:        Thank you.

Ian Herman:         Thanks a lot.

Operator:           Once again, if you do have a question, you may press *, then the number 1 on your telephone keypad at this time. Mr. Herman, there appears to be no more calls -- no more questions at this time.

Ian Herman:         OK. Well, thank you very much. I'd just like to thank
everyone for joining our call today. And we look forward to discussing a solid year-end performance on our next call. And if you have any questions at all, feel free to contact either myself or Alan Sheinwald of Alliance Advisors to discuss anything about Global Aircraft Solutions. Thank you and goodbye.

Operator:           This concludes today's Global Aircraft Solutions' conference call. You may now disconnect.